March 2016

Pricing Supplement No. 1889

Registration Statement No. 333-199966

Dated March 23, 2016

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Jump Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index due October 4, 2017

Principal at Risk Securities

The Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. 4a-I, underlying supplement no. 1a-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the Dow Jones Industrial AverageTM and the S&P 500® Index, as determined on the valuation date. If the final index value of each underlying index is greater than or equal to its initial index value, you will receive for each security that you hold at maturity an upside payment of $1.875 per security in addition to the stated principal amount. However, if the final index value of either underlying index is less than its initial index value, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value of the worst performing underlying index from its initial index value and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Because the payment at maturity is based on the worst performing of the underlying indices, a decline below the initial index value of either underlying index will result in a loss, which may be significant, of your initial investment, even if the other underlying index has appreciated. Investors will not participate in any appreciation of either underlying index above 18.75%. The Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the worst performing underlying index. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:		JPMorgan Chase & Co.
Underlying indices:		The Dow Jones Industrial AverageTM (the “INDU Index”) and the S&P 500® Index (the “SPX Index”)
Aggregate principal amount:		$2,430,000
Payment at maturity:		▪ If the final index value of each underlying index is greater than or equal to its initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + upside payment
▪ If the final index value of either underlying index is less than its initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10 × index performance factor of the worst performing underlying index

This amount will be less than the stated principal amount of $10 and will represent a loss of some or all of your principal amount.

Upside payment:		$1.875 per security (18.75% of the stated principal amount)
Worst performing underlying index:		The underlying index with the lower index performance factor
Index performance factor:		With respect to each underlying index, the final index value divided by the initial index value
Initial index value:		With respect to the INDU Index, 17,502.59, which is its closing level on the pricing date With respect to the SPX Index, 2,036.71, which is its closing level on the pricing date
Final index value:		With respect to each underlying index, its closing level on the valuation date
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		March 23, 2016
Original issue date (settlement date):		March 29, 2016
Valuation date:		September 29, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		October 4, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48128B820 / US48128B8202
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.175 (2)	$9.775
$0.05 (3)
Total	$2,430,000.00	$54,675.00	$2,375,325.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.615 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I, “RiskFactors beginning on page US-2 of the accompanying underlying supplement no. 1a-I and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 4a-I, underlying supplement no. 1a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Jump Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index due October 4, 2017

Principal at Risk Securities

Investment Summary

The Jump Securities

The Jump Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index due October 4, 2017 (the “securities”) can be used:

▪     As an alternative to direct exposure to the underlying indices that provides a fixed, positive return of 18.75% if the final index value of each underlying index is greater than or equal to its initial index value.

▪     To enhance returns and potentially outperform the worst performing of the Dow Jones Industrial AverageTM and the S&P 500® Index in a moderately bullish scenario.

If the final index value of either underlying index is less than its initial index value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final index value of the worst performing underlying index from its initial index value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 18 months
Upside payment:	$1.875 per security (18.75% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each underlying index is an “Index.”

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Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return of 18.75% if the final index value of each underlying index is greater than or equal to its initial index value. However, if the final index value of either underlying index is less than its initial index value, the payment at maturity will be less than the stated principal amount of the securities and could be zero.

Upside Scenario	If the final index value of each underlying index is greater than or equal to its initial index value, the payment at maturity for each security will be equal to $10 plus the upside payment of $1.875. Investors will not receive a return greater than 18.75% in any circumstances.
Downside Scenario	If the final index value of either underlying index is less than its initial index value, you will lose 1% for every 1% decline of the closing level of the worst performing underlying index from its initial index value to its final index value (e.g., a 50.00% depreciation of the worst performing underlying index will result in the payment at maturity that is less than the stated principal amount by 50.00%, or $5.00 per security).
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Jump Securities Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index due October 4, 2017

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The actual initial index value for each underlying index is the closing level of that index on the pricing date and is provided on the cover of this pricing supplement. All payments on the securities, if any, are subject to the credit risk of JPMorgan Chase & Co. The numbers in the hypothetical examples below may have been rounded for the ease of analysis. The examples below are based on the following assumed terms:

Stated Principal Amount:	$10 per security
Hypothetical Initial Index Value:	With respect to the INDU Index: 17,000 With respect to the SPX Index: 2,000
Upside Payment:	$1.875 (18.75% of the stated principal amount) per $10 stated principal amount security
Interest:	None

EXAMPLE 1: Both underlying indices appreciate moderately and investors receive the stated principal amount plus the upside payment.

Final index value		INDU Index: 18,700
SPX Index: 2,100
Index performance factor		INDU Index: 18,700 / 17,000 = 110% SPX Index: 2,100 / 2,000 = 105%
Payment at maturity	=	$10 + upside payment
	=	$10 + $1.875
	=	$11.875

In example 1, the INDU Index has appreciated by 10% and the SPX Index has appreciated by 5% as of the valuation date. Because the final index value of each underlying index is at or above its initial index value, investors receive at maturity the stated principal amount plus the upside payment of $1.875. Investors receive $11.875 per security at maturity.

EXAMPLE 2: Both underlying indices appreciate substantially and investors receive the stated principal amount plus the upside payment.

Final index value		INDU Index: 25,500
SPX Index: 2,800
Index performance factor		INDU Index: 25,500 / 17,000 = 150% SPX Index: 2,800 / 2,000 = 140%
Payment at maturity	=	$10 + upside payment
	=	$10 + $1.875
	=	$11.875

In example 2, the INDU Index has appreciated by 50% and the SPX Index has appreciated by 40% as of the valuation date.  Because the final index value of each underlying index is at or above its initial index value, investors receive at maturity the stated principal amount plus the upside payment of $1.875.  Investors receive $11.875 per security at maturity.  This is the case even though both underlying indices have appreciated by more than 18.75%.

EXAMPLE 3: One underlying index appreciates while the other declines to below its initial index value as of the valuation date, and investors are exposed to the decline in the worst performing underlying index from its initial index value.

Final index value	INDU Index: 18,700
SPX Index: 1,400

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Principal at Risk Securities

Index performance factor		INDU Index: 18,700 / 17,000 = 110% SPX Index: 1,400 / 2,000 = 70%
Payment at maturity	=	$10 × index performance factor of the worst performing underlying index
	=	$10 × 70%
	=	$7.00

In example 3, the SPX Index has declined by 30% to below its initial index value, while the INDU Index has appreciated by 10% as of the valuation date. Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $7.00 per security. Investors lose 1% of the stated principal amount for every 1% decline in the SPX Index from its initial index value, even though the INDU Index has appreciated from its initial index value.

EXAMPLE 4: Both underlying indices decline to below their respective initial index values as of the valuation date, and investors are exposed to the decline in the worst performing underlying index from its initial index value.

Final index value		INDU Index: 8,500
SPX Index: 1,400
Index performance factor		INDU Index: 8,500 / 17,000 = 50% SPX Index: 1,400 / 2,000 = 70%
Payment at maturity	=	$10 × index performance factor of the worst performing underlying index
	=	$10 × 50%
	=	$5.00

In example 4, the final index values of both the INDU Index and the SPX Index are less than their respective initial index values. The INDU Index has declined by 50% while the SPX Index has declined by 30%. Therefore, investors are exposed to the negative performance of the INDU Index, which is the worst performing underlying index in this example, and receive a payment at maturity of $5.00 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index from its initial index value will result a loss, which may be significant, of your initial investment, even if the other underlying index has appreciated.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Risk Factors” beginning on page US-2 of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪     The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final index value of either of the underlying indices is less than its initial index value, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the closing level of the worst performing underlying index on the valuation date from its initial index value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

▪	Appreciation potential is fixed and limited. When the final index value of each underlying index is greater than or equal to its initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $1.875 per security (18.75% of the stated principal amount), even if the final index value of one (or both) of the underlying indices is significantly greater than its initial index value. See “Hypothetical Examples” on page 4 above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final index value of either underlying index is less than its initial index value, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose some of your principal amount at maturity and may lose all of your principal amount at maturity.
▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. The performance of the underlying indices may not be correlated. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. Accordingly, your investment is subject to the risk of decline in the closing level of each underlying index.

To receive the upside payment, each underlying index must close at or above its initial index value on the valuation date. If either underlying index has declined below its initial index value as of the valuation date, you will be fully exposed to the decline in the worst performing underlying index, as compared to its initial index value, on a 1-to-1 basis, even if the other underlying index has appreciated. Under this scenario, the value of any payment at maturity will be less than the stated principal amount and could be zero.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of sustaining a loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the securities than if you invest in substantially similar securities that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that either underlying index will close below its initial index value on the valuation date than if the securities were linked to only one underlying index. In addition, you will not benefit from the performance of the underlying index other than the worst performing underlying index. Therefore it is more likely that you will suffer a loss, which may be significant loss, of your initial investment.
▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial index values, will determine the final index values and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity.
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Principal at Risk Securities

In addition, we are currently one of the companies that make up the SPX Index. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the SPX Index or the securities.

Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

▪	JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of each underlying index, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
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o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility in the closing level of each underlying index;
o	the time to maturity of the securities;
o	the dividend rates of the equity securities included in the underlying indices;
o	the actual and expected positive or negative correlation between the underlying indices, or the actual or expected absence of any such correlation;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in the underlying indices or their component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.
▪	Adjustments to the underlying indices could adversely affect the value of the securities. The underlying index publisher of either underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the levels of the underlying indices and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index values and, therefore, could potentially increase the values that the final index values must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index values and, accordingly, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
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Principal at Risk Securities

Dow Jones Industrial AverageTM Overview

The Dow Jones Industrial AverageTM consists of 30 component stocks that are intended to be representative of the broad market of U.S. industry. For additional information on the Dow Jones Industrial AverageTM, see the information set forth under “Equity Index Descriptions ― The Dow Jones Industrial AverageTM” in the accompanying underlying supplement no. 1a-I.

Information as of market close on March 23, 2016:

Bloomberg Ticker Symbol:	INDU	52 Week High (on 5/19/2015):	18,312.39
Current Closing Level:	17,502.59	52 Week Low (on 2/11/2016):	15,660.18
52 Weeks Ago (on 3/23/2015):	18,116.04

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the INDU Index for each quarter in the period from January 3, 2011 through March 23, 2016. The closing level of the INDU Index on March 23, 2016 was 17,502.59. The associated graph shows the closing levels of the INDU Index for each day in the same period. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the INDU Index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the INDU Index at any time, including on the valuation date. The payment of dividends on the stocks that constitute the INDU Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

Dow Jones Industrial AverageTM	High	Low	Period End
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter	15,409.39	14,537.14	14,909.60
Third Quarter	15,676.94	14,776.13	15,129.67
Fourth Quarter	16,576.66	14,776.53	16,576.66
2014
First Quarter	16,530.94	15,372.80	16,457.66
Second Quarter	16,947.08	16,026.75	16,826.60
Third Quarter	17,279.74	16,368.27	17,042.90
Fourth Quarter	18,053.71	16,117.24	17,823.07
2015
First Quarter	18,288.63	17,164.95	17,776.12
Second Quarter	18,312.39	17,596.35	17,619.51
Third Quarter	18,120.25	15,666.44	16,284.70
Fourth Quarter	17,918.15	16,272.01	17,425.03
2016
First Quarter (through March 23, 2016)	17,623.87	15,660.18	17,502.59

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Dow Jones Industrial AverageTM – Daily Closing Levels January 3, 2011 to March 23, 2016

License Agreement between Dow Jones and JPMorgan Chase & Co. The Dow Jones Industrial AverageTM is a registered trademark of Dow Jones Trademark Holdings LLC and has been licensed for use. “Dow Jones®,” “Dow Jones Industrial AverageTM,” “DJIATM” and “Dow Jones Indexes” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and have been licensed for use for certain purposes by JPMorgan Chase & Co. S&P Dow Jones Indices LLC, Dow Jones, CME Group Inc. and their respective affiliates have no relationship to the JPMorgan Chase & Co., other than the licensing of the Dow Jones Industrial Average (DJIA) and their respective service marks for use in connection with the certain financial products, including the securities. See “Equity Index Descriptions — The Dow Jones Industrial AverageTM — License Agreement between Dow Jones and JPMorgan Chase & Co.” in the accompanying underlying supplement no. 1a-I.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1a-I.

Information as of market close on March 23, 2016:

Bloomberg Ticker Symbol:	SPX	52 Week High (on 5/21/2015):	2,130.82
Current Closing Level:	2,036.71	52 Week Low (on 2/11/2016):	1,829.08
52 Weeks Ago (on 3/23/2015):	2,104.42

The table below sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the SPX Index for each quarter in the period from January 3, 2011 through March 23, 2016. The closing level of the SPX Index on March 23, 2016 was 2,036.71. The associated graph shows the closing levels of the SPX Index for each day in the same period. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the SPX Index should not be taken as an indication of its future performance, and no assurance can be given as to the closing level of the SPX Index at any time, including on the valuation date. The payment of dividends on the stocks that constitute the SPX Index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter (through March 23, 2016)	2,051.60	1,829.08	2,036.71

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S&P 500® Index – Daily Closing Levels January 3, 2011 to March 23, 2016

License Agreement between S&P Dow Jones Indices LLC and JPMorgan Chase & Co. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co. and its affiliates. See “Equity Index Descriptions — The S&P 500® Index — License Agreement with S&P Dow Jones Indices LLC” in the accompanying underlying supplement no. 1a-I.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such

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as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the securities. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “Dow Jones Industrial AverageTM Overview” and “S&P 500® Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 4a-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying

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supplement no. 1a-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

When you read the product supplement and the underlying supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

• Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

• Prospectus supplement and prospectus, each dated February 19, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, “we,” “us” and “our” refer to JPMorgan Chase & Co.

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